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                                               HOURS PER RESPONSE. . . . . 14.90
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ---------------

                                  Schedule 13G

                   Under the Securities Exchange Act of 1934
                          (Amendment No. __________)*




                             i2 Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  465754 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                        -----------------------------


Check the following box if a fee is being paid with this statement [x]. (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                        (CONTINUED ON FOLLOWING PAGE(S))

                                 (Page 1 of 5)

-----------------------------                             ---------------------
  CUSIP NO. 465754 10 9                  13G                    Page 2 of 5
-----------------------------                             ---------------------


--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   JOHN C. HOGGE
                   (SS# ###-##-####)

--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]  (b) [ ]

--------------------------------------------------------------------------------
    3     SEC USE ONLY


--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
                   UNITED STATES

--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER

                                 1,330,000 SHARES OF COMMON STOCK, 1,188,000
          NUMBER                 OF WHICH ARE ISSUABLE UPON EXERCISE OF
            OF                   STOCK OPTIONS
          SHARES       ---------------------------------------------------------
       BENEFICIALLY    6      SHARED VOTING POWER
         OWNED BY
         REPORTING               NOT APPLICABLE
          PERSON       ---------------------------------------------------------
           WITH        7      SOLE DISPOSITIVE POWER

                                 1,330,000 SHARES OF COMMON STOCK, 1,188,000
                                 OF WHICH ARE ISSUABLE UPON EXERCISE OF STOCK
                                 OPTIONS
                       ---------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                                 NOT APPLICABLE
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,330,000 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   5.2% AS OF DECEMBER 31, 1996

--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*
                   IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 465754 10 9                    13G                    Page 3 of 5

ITEM 1(a)   NAME OF ISSUER:

            i2 Technologies, Inc.


ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            909 E. Las Colinas Blvd., 16th Floor, Irving, TX 75039



ITEM 2(a)   NAME OF PERSON FILING:

            This statement is filed by John C. Hogge.


ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            909 E. Las Colinas Blvd., 16th Floor, Irving, TX 75039


ITEM 2(c)   CITIZENSHIP:

            Mr. Hogge is a United States citizen.


ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

            Common Stock


ITEM 2(e)   CUSIP NUMBER:

            465754 10 9


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

            This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).


ITEM 4.     OWNERSHIP.

            (a)  Amount Beneficially Owned:  See Row 9 of cover page.

            (b)  Percent of Class:  See Row 11 of cover page.

            (c)  Number of shares as to which such person has:

CUSIP NO. 465754 10 9                 13G                     Page 4 of 5

                 (i)       sole power to vote or to direct the vote:
                           See Row 5 of cover page.

                 (ii)      shared power to vote or to direct the vote:
                           See Row 6 of cover page.

                 (iii)     sole power to dispose or to direct the
                           disposition of:
                           See Row 7 of cover page.

                 (iv) shared power to dispose or to direct the disposition of:
                           See Row 8 of cover page.


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            This statement is being filed by Mr. Hogge individually, not as a member of a "group" for purposes of Section 13(d) and 13(g) of the Act and the rules thereunder.


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable


ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP NO. 465754 10 9                 13G                     Page 5 of 5

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 13, 1997

                                         /s/ JOHN C. HOGGE
                                        -----------------------------
                                        John C. Hogge